Exhibit 23.1
Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos 333-126989, 333-117451, 333-63106 and 333-77009) pertaining to the Stock Option Plan and Directors’ Stock Option Plan of StarTek, Inc. of our reports dated March 13, 2006, with respect to the consolidated financial statements of StarTek, Inc., StarTek, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of StarTek, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Denver, Colorado
March 13, 2006